Exhibit 99.1

June 10, 2008

Dear Joseph:

Based upon our discussions, and in consideration for your continued employment with LightPath Technologies, Inc. (“LightPath”), this letter (“Employment Letter”) confirms the terms of your employment by LightPath in your new position as described below:

1.	Duties and Responsibilities. Your new position will be President and Chief Executive Officer of LightPath. You shall have the responsibilities and duties reasonably accorded to, and expected of, the President and Chief Executive Officer of LightPath and as determined by LightPath’s Board of Directors (“the Board”), and you will report directly to the Board, have full responsibility for all activities of LightPath and be required to undertake the duties and responsibilities assigned to you by the Board.

2.	Employment at Will. You are an employee at will and this Employment Letter does not create an employment relationship for any specific term of years and does not in any way modify the employment-at-will relationship between the you and LightPath.

3.	Compensation. Effective November 1, 2007, your annual base salary will be Two Hundred Twenty-Five ($225,000.00) payable in accordance with LightPath’s normal pay schedule and policies. Your salary is subject to change at the sole discretion of the Board, however, in the event your salary is reduced by 10% or more from your then current salary, such reduction shall be effective not earlier than thirty (30) days after notice (which can be verbal) to you of the reduction.

4.	Change of Control.

(a) In the event of a Change of Control (as defined in Section 4(b)), if your employment with LightPath or its successor is terminated without “cause” (as defined in Section 5 below) or you terminate your employment with LightPath or its successor “for good reason” (as defined in Section 4(c) below) within one (1) month prior to and no more than six (6) months following the effective date of the Change of Control, then the following shall apply:

(i) You shall be entitled to receive a lump sum payment in amount equal to two (2) times your then-current annual base salary (the “Cash Payment”). The Cash Payment shall be distributed to you within forty-five (45) days after the later of: (a) the effective date of the Change of Control; or (b) the date of the termination of your employment with LightPath (such later date being the “Benefits Date”).

(ii) With respect to any stock options, restricted stock awards, or restricted stock units now held or hereafter granted to you by LightPath (the “Executive’s Stock”), provided that the Executive’s Stock is assumed, continued or substituted for any similar stock award in connection with the Change of Control, then, on the Benefits Date,, all of the Executive’s Stock or any stock options substituted therefore shall vest in full and become fully exercisable to the extent not previously vested or exercisable, and shall continue to be exercisable for the shorter of the following periods: (A) three (3) months following the Benefits Date or, in the case of stock options that are intended to comply with Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), three

(3) months following the termination of your employment, or (B) the expiration date stated in the applicable stock option or award agreement or grant notice (such right hereinafter referred to as the “Acceleration”).

(b) For purposes of this Section 4, “Change of Control” shall mean the occurrence of any of the following events: (i) the Shareholders of LightPath approve an agreement providing for a sale, lease or other disposition of all or substantially all of the assets of LightPath and the transactions contemplated by such agreement are consummated; (ii) a merger or a consolidation in which LightPath is not the surviving entity, if the Shareholders immediately prior to such transaction shall fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving entity immediately following such transaction (or if the surviving entity is a controlled subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled subsidiary of any other entity); (iii) any person or entity acquires the beneficial ownership of securities of LightPath representing at least fifty one percent (51%) of the combined voting power entitled to vote in the election of directors; or (iv) the individuals who, as of the date of this Employment Letter, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board, except that if the election of or nomination for election by the Stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be deemed for purposes of this subsection to be a member of the Incumbent Board. For purposes of this Section 5 the term “beneficial ownership” is defined as set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 or under any comparable successor rule. Notwithstanding this Section 4, a public offering (including the initial or any subsequent public offering) of the common stock of LightPath shall not be considered a Change of Control.

(c) “Termination for Good Reason” shall mean your voluntary resignation of your employment with LightPath or its successor following a Change of Control and within one year following the initial existence of any of the following events:

(i)	a material and substantial reduction in your responsibilities, authorities or functions as an employee of LightPath or its successor following a Change of Control (but not including merely a change in title or reporting relationships);

(ii)	a reduction of greater than ten percent (10%) of your then-current level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs); and

(iii)	a relocation of your assigned office more than fifty (50) miles from its location prior to the Change of Control, if LightPath or its successor does not pay all relocation expenses including, but not limited to, purchasing the your home for resale at fair market value.

Notwithstanding any of the foregoing, you shall provide LightPath or its successor with thirty (30) days advance written notice of your intention to terminate your employment for good reason and a description of the particular good reason basis for such termination.

During such thirty (30) day period, LightPath or its successor may attempt to rescind or correct the matter giving rise to the stated good reason. If LightPath or its successor does not rescind or correct the matter giving rise to the stated good reason by the expiration of the thirty (30) day cure period, your employment shall terminate for good reason upon the expiration of such thirty (30) day cure period.

The termination for good reason provisions of this Section shall apply only in the context of a Change of Control. A termination for good reason will be deemed a resignation pursuant to Section 5(c) below, except as specifically provided in this Section 4, and is subject to the terms and conditions of a resignation under Section 5(c) below.

(d) If all or any part of the Cash Payment or Acceleration (collectively, the “Change of Control Benefits”) would (a) constitute a “parachute payment” within the meaning of Code Section 280G, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Change of Control Benefits shall be reduced to the Reduced Amount. The “Reduced Amount” shall be whichever of the following which would provide the largest after-tax benefit to you between (y) the largest portion of the Change of Control Benefits that would result in no portion of the Change of Control Benefits being subject to the Excise Tax; and (z) the largest portion, up to and including the total, of the Change of Control Benefits, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Change of Control Benefits notwithstanding that all or some portion of the Change of Control Benefits may be subject to the Excise Tax.

The accounting firm engaged by LightPath for general audit purposes as of the day prior to the effective date of the Change of Control shall perform all calculations required for determining the amount and timing of payments to be made to you pursuant to this Employment Letter, and LightPath or its successor shall bear all expenses related thereto. If the accounting firm so engaged by LightPath is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, LightPath or its successor shall appoint a nationally recognized accounting firm to make such required determinations.

The accounting firm engaged to make any determinations hereunder shall provide its calculations, together with detailed supporting documentation, to LightPath or its successor and you within fifteen (15) calendar days after the date of your termination of employment, or at such other time as may be requested by LightPath or its successor. If the accounting firm determines that no Excise Tax is payable with respect to payments made by LightPath or its successor hereunder, either before or after the application of the Reduced Amount, then such accounting firm shall furnish LightPath or its successor and you an opinion that no Excise Tax will be imposed with respect to payments made by LightPath or its successor hereunder. Any good faith determination of the accounting firm made hereunder shall be deemed by LightPath or its successor and you to be final, binding and conclusive.

(e) If as a result of exercising any option to purchase Executive’s Stock hereunder, you receive shares of Company stock that are subject to a “substantial risk of forfeiture” and that are not “transferable” as those terms are defined for purposes of Section 83(b) of the Code, then you may elect under Section 83(b) to include in your gross income, for the taxable year in which said shares of Company stock are transferable to you, the excess of the fair market value of such shares at the time of the transfer (determined without regard to any restriction other than the one which by its terms will never lapse), over the amount paid for such shares. If you make the Section 83(b) election as described above, you shall (a) make the election in a manner that is satisfactory to the Board; (b) provide LightPath with a copy of such election; and (c) agree to promptly notify LightPath if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election.

5.	Termination for Cause; Termination Without Cause; Resignation. You are not entitled to any benefit(s) under this Section 5 if you are entitled to any benefit(s) under Section 4.

(a) Termination for Cause. LightPath may terminate your employment at any time for cause (as defined below). If your employment is terminated pursuant to this Section 5(a), all of your rights and all of LightPath’s obligations hereunder shall immediately terminate. As used in this Employment Letter, “for cause” shall include any of the following:

(i)	your commission of any intentional act of dishonesty, moral turpitude or misappropriation of property, which act has, in the sole discretion the Board, a materially adverse impact on the business or affairs or reputation of LightPath;

(ii)	your commission of any intentional act of fraud or embezzlement;

(iii)	your commission of any felony;

(iv)	your failure to carry out any directives of the Board, or neglect or failure to perform your duty to provide the Board with accurate information;

(v)	your intentional unauthorized use or disclosure of any proprietary or other confidential information or trade secrets of LightPath;

(vi)	your commission of any intentional act that constitutes a breach of fiduciary duty or duty of loyalty to LightPath or any intentional act that, in the sole discretion of the Board, results or intends to result, either directly or indirectly, in your personal gain or enrichment at the expense of LightPath;

(vii)	any material breach by you of this Employment Letter or any other agreement between LightPath and you;

(viii)	your use of alcohol, narcotics or other controlled substances by you to the extent that it prevents you from efficiently performing your duties and responsibilities to LightPath;

(ix)	your willful injury of any other employee of LightPath;

(x)	your willful injury of any person in the course of performance of services for, and your duties and responsibilities to, LightPath;

(xi)	your solicitation of any of LightPath’s business on behalf of yourself, a competitor or a potential competitor;

(xii)	your sexual harassment (as determined in good faith by the Board after a review of the circumstances in question) of any other employee of LightPath or your commission of any act which otherwise creates an offensive work environment for other employees of LightPath;

(xiii)	your failure to comply with any provision of LightPath’s policy manual; or

(xiv)	any other intentional act or misconduct by you which has a materially adverse impact on the business or affairs of LightPath.

The foregoing definition of “for cause” shall not be deemed to be inclusive of all the acts or omissions which LightPath may have as grounds for your dismissal or discharge. For purposes of this Employment Letter, a good faith determination and the approval or affirmative vote of a majority of the members of the Board of a “for cause” basis for terminating your employment shall be conclusive

(b) Termination Without Cause. LightPath may terminate your employment at any time without cause pursuant to written notice provided to you. Such termination shall be effective on the date of such written notice unless the notice sets forth a later date. Termination “without cause” shall mean any reason that does not constitute a termination for cause. If your employment is terminated pursuant to this Section 5(b), all of your rights and all of LightPath’s obligations hereunder shall immediately terminate, however the following shall apply:

(i) you shall be entitled to receive a severance payment (the “Severance Payment”) equal to three (3) month’s salary calculated using your then-current annual base salary on a pro-rata basis, which Severance Payment shall be made in equal installments over the three (3) month period following the termination without cause of your employment in accordance with LightPath’s normal pay policies and practices;

(ii) LightPath will pay your COBRA premiums for such three (3) month period following the termination without cause of your employment sufficient to continue your group health insurance coverage at the same level in effect as of the date of termination date of your employment or until you become eligible for group health insurance coverage through a subsequent employer, whichever occurs first; and

(iii) there shall be an Acceleration of the Executive’s Stock (except that the term “Benefits Date” shall not be applicable to an Acceleration under this Section.

(c) Resignation. You may resign as an employee of LightPath at any time pursuant to written notice provided to LightPath no less than thirty (30) days in advance of such resignation date. If you should resign pursuant to this Section 6(c), all of your rights and all of LightPath’s obligations hereunder shall immediately terminate.

(d) Survival of Rights and Obligations. Notwithstanding the termination of your employment pursuant to Section 5(a), 5(b) or 5(c) above, your obligations (specifically,

but without limitation, Section 8 of this Employment Letter) and LightPath’s rights under this Employment Letter shall survive the termination of this Employment Letter and the termination of your employment for any reason whatsoever.

6.	Code Section 409A. The Change of Control Benefits and the Severance Payment are intended to be exempt from Code Section 409A and the Treasury Regulations and other guidance promulgated or issued thereunder (collectively, “Section 409A”). However, if Section 409A is deemed to be applicable to the Change of Control Benefits or Severance Payment or any other payments to be made to you hereunder and you are a “specified employee” or a “key employee” within the meaning of Section 409A, then distribution of the Change of Control Benefits, Severance Payment or other payments, as applicable, shall not begin until six (6) months following your separation from service to the extent necessary to avoid the imposition of the additional penalty tax under Section 409A (the “Deferral Period”). In the case of any installment payments to be made pursuant to this Letter and that are subject to Section 409A, the first payment shall be made after the expiration of the Deferral Period and shall include all installment payments that otherwise would have been made during the Deferral Period. It is intended by the parties hereto that the penalties proscribed under Section 409A not be applicable to the Change of Control Benefits, Severance Payment or any other payments to be made to you hereunder.

7.	Other Tax Matters. The parties hereto acknowledge and agree that LightPath and its successor has no obligation to reimburse the you for any out-of-pocket expenses, taxes, penalties or other costs related to payments made to you under this Employment Letter. All payments of compensation due to you by LightPath or its successor shall be subject to applicable federal and state income tax withholding and payroll taxes (e.g. FICA, FUTA, and Medicare tax).

8.	Non-Competition and Non-Solicitation Agreement.

(a) You agree that during your employment with LightPath and for one (1) year following your separation from said employment (for any reason except for a termination under Section 5(b) in which event the period will expire at the end of the third (3rd) month following your separation from employment), you will not directly or indirectly, as either an owner, operator, agent, employee, independent contractor, investor, advisor, partner, officer, director, shareholder or in any other capacity, engage in a business which competes in any way with the business of LightPath (provided, however, that nothing herein shall you from investing as less than a 5% shareholder in the securities of any publicly traded company). LightPath has international operations and conducts business throughout the world. In your employment with LightPath, you have performed, and will perform, services for LightPath throughout the United States and in various foreign jurisdictions. The provisions of this Section 8 are intended to apply to the fullest extent possible in all of the United States and in every foreign jurisdiction in which LightPath conducts business.

(b) You agree that during your employment with LightPath and thereafter, you will not directly or indirectly induce any employee of LightPath to terminate or negatively alter his or her relationship with LightPath.

(c) Because of the difficulty of measuring economic losses to LightPath as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to LightPath for which it would have no other adequate remedy, you agree that, in the event of your breach of such covenants, LightPath shall be entitled to seek in a court of competent jurisdiction (i) specific performance, including immediate issuance of a temporary restraining order and/or preliminary or permanent injunctive relief enforcing this Employment Letter, without the necessity of proof of actual damages and without posting bond for such relief, (ii) a judgment for damages caused by such breach, and (iii) any other remedies provided by applicable law or available in equity. In the event any of the terms or conditions of this Employment Letter is found unreasonable by a court of competent jurisdiction, you agree to accept as binding in lieu thereof, any such lesser restrictions which said court may deem reasonable.

(d) The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Employment Letter shall thereby be reformed.

(e) All of the covenants in this Section 8 shall be construed as an agreement independent of any other provision in this Employment Letter, and the existence of any claim or cause of action by you against LightPath, whether predicated on this Employment Letter or otherwise, shall not constitute a defense to the enforcement by LightPath of such covenants. It is specifically agreed that the above-mentioned time periods for the restrictions placed upon you shall be effective and any time during which you are in violation of any provision of this Section 8 shall be excluded from the computation of said time periods.

9.	Benefits. You will be eligible to participate in such other compensation and benefit plans in which other employees of LightPath are generally eligible to participate, in accordance with the terms and conditions of such plans. If such benefits are taxable, LightPath shall ensure that the terms of the benefits will comply with Section 409A. LightPath may, from time to time, in its absolute and sole discretion, change, modify, or discontinue the benefits which are offered to you and/or other employees.

10.	Jurisdiction and Governing Law. The sole and exclusive jurisdiction and venue in any action to interpret or enforce the terms of this Employment Letter shall be in the state and federal courts of competent jurisdiction in and for Orange County, Florida. This Employment Letter shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to any conflicts of laws principles.

11.	Entire Agreement. This Employment Letter, the Employee Confidential Information and Inventions Agreement dated July 24, 2006, between you and LightPath constitute the final, complete and exclusive agreements of the parties regarding your employment with LightPath and supersedes and merges all prior discussions or agreements. No modification of or amendment to this Employment Letter, nor any waiver of any rights under this Employment Letter, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in your duties, salary or compensation, or any other aspect of your employment with or obligations to LightPath will not affect the validity or scope of this letter, the Employee Confidential Information and Inventions Agreement or any other ancillary agreements between you and LightPath.

12.	Successors and Assigns. This Employment Letter shall be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of LightPath, its successors, and its assigns. LightPath may assign its rights and obligations under this Employment Letter to its successors and assigns, which shall have the right to enforce all terms of this Employment Letter. You cannot assign your duties or obligations under this Employment Letter.

13.	Notices. All notices, consents and other communications under this Employment Agreement shall be in writing (unless otherwise stated herein) and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is sent by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate address and telecopier number set forth below (or to such other address and/or telecopier number as a party may designate by notice to the other party):

For you:

Joseph J. Gaynor

447 Fawn Hill Place

Sanford, Florida 32771

(Personal & Confidential)

With a copy to:

Jill S. Schwartz & Associates, P.A.

Attention: Jill S. Schwartz, Esq.

180 North Park Avenue, Suite 200

Winter Park, Florida 32789-7401

For LightPath:

Gary Silverman

Chairman of the Compensation Committee of the Board of Directors

LightPath Technologies, Inc.

832 Bob-o-Link Road

Highlands Park, Illinois 60035

(Personal & Confidential)

With a copy to:

Baker & Hostetler LLP

Attention: Jeffrey E. Decker, Esq.

200 South Orange Avenue, Suite 2300

Orlando, Florida 32801

14.

Costs of Enforcement. In the event either party initiates action to enforce its rights hereunder, the substantially prevailing party shall recover from the substantially non-prevailing party its reasonable expenses, court costs and reasonable attorneys’ and paralegals’ fees, whether suit is brought or not. As used herein, expenses, court costs and attorneys’ and paralegals’ fees include expenses, court costs and attorneys’ and paralegals’ fees incurred in any appellate or bankruptcy proceeding. Expenses incurred in enforcing this Section 14 shall be covered by this Section 14. For this purpose, the court shall be and is requested to award actual costs and attorneys’ and paralegals’ fees incurred by the substantially prevailing party, it being the intention of the parties that the substantially prevailing party be completely reimbursed for all such costs and fees. The parties request that inquiry by the court as to the fees and costs be limited to a review of whether the fees charged and hourly rates for such fees are consistent with the fees and hourly rates routinely charged by the attorneys and paralegals for the prevailing party.

15.	Interpretation and Construction. The parties affirm that this Employment Letter is the product of negotiation and it shall not be construed against either party on the basis of sole authorship.

16.	Independent Counsel. You recognize that the law firm of Baker & Hostetler, LLP (the “Law Firm”), has represented LightPath with respect to the preparation and execution of this Employment Letter and that YOU HAVE BEEN ADVISED TO RETAIN INDEPENDENT COUNSEL for advice regarding your rights and obligations under this Employment Letter. You represent and acknowledge that you have sought and obtained independent legal counsel or hereby waive the right to obtain such legal counsel. You hereby agree that the Law Firm may represent LightPath in any matter in the future, even if the interests of LightPath may be adverse to your interests.

17.	Singular/Plural Feminine/Masculine; Successors or Assigns. The terms “you,” “your,” “yours” and the like as used herein shall mean Joseph J. Gaynor. All other references as used herein shall include male and female, singular and plural, and successors or assigns in the use of a corporation, partnership, individual or entity in any place or places herein in which the context may require or permit such substitution, substitutions or designations.

18.	WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND A TRIAL BY JURY FOR ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS EMPLOYMENT LETTER OR THE RELATIONSHIP OF THE PARTIES. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING BUT NOT LIMITED TO THE CONSTITUTION OF THE UNITED STATES, THE CONSTITUTION OF ANY STATE, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATION. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

19.	Counterparts. This Employment Letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

If the terms herein are acceptable to you, please countersign this Employment Letter where indicated below and return an original copy to me.

Sincerely,

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ Robert Ripp	6/12/08
Name:	Robert Ripp
Title:	Chairman

I acknowledge, accept and agree to the provisions, terms and conditions set forth in this letter.

/s/ J. James Gaynor	Date 6-10-08
Joseph J. Gaynor